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                                                                    EXHIBIT 23.1

                        Independent Accountants' Consent
                        --------------------------------

The Board of Directors
Valley National Bancorp
VNB Capital Trust I

We consent to incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-71546 and 333-71546-01) of Valley National Bancorp and VNB Capital Trust I, dated October 12, 2001, as amended by Amendment No.1 to the Registration Statement, dated October 22, 2001, for the registration of 7,000,000 shares of preferred securities, which is incorporated by reference in the Registration Statement on Form S-3, dated October 31, 2001, for the registration of an additional 1,000,000 shares of preferred securities, of our report dated January 17, 2001 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Valley National Bancorp and our report dated September 14, 2001 relating to the restated consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related restated consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the October 1, 2001 Current Report on Form 8-K of Valley National Bancorp. We also consent to the reference to our Firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Short Hills, New Jersey
October 31, 2001